                                                                    Exhibit 99.1

[LOGO OF GLOBAL POWER]

                        Global Power Equipment Group Inc.
                        Posts $0.33 EPS for First Quarter
                        Revenues Rise 30% to $204 Million
                           EBITDA Totals $27.2 Million

TULSA, Oklahoma, April 29, 2002 - Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today reported financial results for the first quarter ended March 30, 2002.

Financial Results

Revenues for the first quarter of 2002 totaled $204 million, an increase of $47 million from last year's comparable period. Revenues from the company's heat recovery equipment segment increased 29 percent over last year's first quarter and comprised 59 percent of total first quarter revenues. Revenues for the company's auxiliary power equipment segment rose 32 percent over the first quarter of last year.

Gross profit for the first quarter increased to $36.7 million from $26.4 million in the same period last year, an increase of 39 percent. The company's gross profit margin was 18.0 percent compared to the year ago margin of 16.9 percent. The Company's on-going effort to shift manufacturing to lower-cost locations continues to benefit profit margins.

First quarter net income of $15.2 million produced diluted earnings per share of $0.33 per share on 45.6 million shares outstanding. This compares to first quarter 2001 earnings of $10.2 million or $0.24 per share on 34.3 million shares outstanding.

The company generated EBITDA (earnings before interest, taxes, depreciation and amortization) of $27.2 million for the first quarter, up 46 percent over EBITDA of $18.6 million for the same period in 2001.

"Our first quarter results were in-line with our previous guidance and our firm backlog continues to provide excellent earnings visibility," stated Larry Edwards, Global Power Equipment Group's president and chief executive officer. "While the domestic market activity has subsided from a very strong level, as expected, we are beginning to see increased activity in international markets. We firmly believe our greatest sales opportunities over the next several years will be outside of the United States where our global manufacturing model places us in a strong competitive position."

                                    - more -

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                                               Global Power Equipment Group Inc.
                                            First Quarter 2002 Earnings - Page 2

Approximately 30 percent of the Company's bookings into firm backlog during the first quarter originated from projects outside the United States compared to approximately nine percent during the same period last year.

At the end of the first quarter, the Company's firm backlog totaled $487 million compared to $632 million at the end of March 2001 and $557 million at the end of December 2001.

Earnings Estimate

Based upon information management currently has evaluated, in conjunction with this release, management continues to estimate 2002 earnings of between $1.06 to $1.10 per diluted share, unchanged from the previous guidance provided.

About Global Power

Oklahoma based Global Power Equipment Group Inc. (NYSE: GEG) is a global designer, engineer and fabricator of equipment for gas turbine power plants. The company markets its products under the Deltak, Braden, and Consolidated Fabricators brands and also offers value-added services including engineering, retrofit and upgrade, and maintenance and repair. Global Power Equipment Group's equipment is installed in power plants in more than 30 countries on six continents, giving it what it believes to be one of the largest installed bases of equipment for gas turbine power plants. Global Power Equipment Group maintains a web site at www.globalpower.com.

Statements contained in this release regarding the Company's or management's intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected. Information concerning some of the factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under "Risk Factors" in the Company's Form 10-K for the period ending December 29, 2001, and other reports on file with the U.S. Securities and Exchange Commission.

Company Contact:
Bob Zwerneman
Director of Investor Relations
(918) 274-2398



          Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480,
                             Tulsa, OK 74136 U.S.A.
                 Phone: 1-918 488-0828   FAX: 1-918 488-8389

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                                               Global Power Equipment Group Inc.
                                            First Quarter 2002 Earnings - Page 3

                        GLOBAL POWER EQUIPMENT GROUP INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                    (in thousands, except per share amounts)


                                                  Three Months Ended
                                             -----------------------------
                                              March 30,         March 31,
                                                 2002             2001
                                             -----------       -----------

Revenues                                     $  203,527        $ 156,170
Cost of sales                                   166,799          129,756
                                             -----------       ----------
    Gross profit                                 36,728           26,414
Selling and administrative expenses              10,411            8,533
Amortization expense                                 44              397
                                             -----------       ----------
    Operating income                             26,273           17,484
Interest expense, net                             1,283            6,392
                                             -----------       ----------
    Income before income taxes                   24,990           11,092
Income tax provision                              9,746              931
                                             -----------       ----------
    Net income                                   15,244           10,161

                                             -----------       ----------
Preferred dividend                                   -            (2,040)
                                             -----------       ----------

    Net income available to common
      stockholders                           $   15,244        $   8,121
                                             ===========       ==========

Basic income per common share

    Weighted average shares outstanding          43,953           31,559

    Net income available to common
      stockholders                           $     0.35        $    0.26
                                             ===========       ==========

Diluted income per common share

    Diluted shares outstanding                   45,643           34,343

    Net income available to common
      stockholders                           $     0.33        $    0.24
                                             ===========       ==========

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                                               Global Power Equipment Group Inc.
                                            First Quarter 2002 Earnings - Page 4



                        GLOBAL POWER EQUIPMENT GROUP INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (in thousands)

                                                                                 March 30,        December 29,
                                                                                   2002               2001
                                                                                -----------        ----------
ASSETS
Current Assets:
    Cash and cash equivalents                                                   $    5,275         $    2,435
    Accounts receivable, net of allowance of $1,840 and $2,385                     150,715            123,182
    Inventories                                                                      6,492              5,973
    Costs and estimated earnings in excess of billings                              89,290            131,355
    Deferred tax assets                                                             20,820             19,068
    Other current assets                                                             2,010              1,920
                                                                                -----------        ----------
          Total current assets                                                     274,602            283,933
Property, plant and equipment, net                                                  27,752             27,810
Deferred tax assets                                                                 70,137             71,454
Goodwill, net                                                                       42,256             42,256
Other assets                                                                         4,922              5,178
                                                                                -----------        ----------
          Total assets                                                          $  419,669         $  430,631
                                                                                ===========        ==========

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
    Current maturities of long-term debt                                        $   17,879         $   15,505
    Accounts payable                                                                38,565             56,005
    Accrued compensation and employee benefits                                       7,126             11,838
    Accrued warranty                                                                17,895             16,489
    Billings in excess of costs and estimated earnings                             127,521            145,522
    Other current liabilities                                                       18,469             17,968
                                                                                -----------        ----------
          Total current liabilities                                                227,455            263,327
Long-term debt, net of current maturities                                           99,683             90,124
Commitments and contingencies
Stockholders' equity
    Common stock                                                                       440                440
    Paid-in capital deficit                                                        (28,329)           (28,329)
    Accumulated comprehensive income (loss)                                             27                (80)
    Retained earnings                                                              120,393            105,149
                                                                                -----------        ----------
          Total stockholders' equity                                                92,531             77,180
                                                                                -----------        ----------
Total liabilities and equity                                                    $  419,669         $  430,631
                                                                                ===========        ==========